Exhibit 10.2

Officer Incentive Compensation Plan

August 2, 2005

KULICKE AND SOFFA INDUSTRIES, INC.

OFFICER INCENTIVE COMPENSATION PLAN

A. Purpose

The purpose of the Kulicke and Soffa Industries, Inc. Officer Incentive Compensation Plan is to:

•	Focus the efforts of Plan Participants on achieving the financial goals and individual objectives consistent with the Company’s business strategy, to insure the profitability and longer term growth of the Company,

•	Provide Plan Participants with the opportunity to earn a quarterly Incentive Award based on reaching those financial results and their individual efforts.

•	Align the interests of Officers and K&S shareholders by providing awards that are commensurate with overall business performance.

B. Effective Date

This Plan is effective August 2, 2005. This Plan document and its attachments constitute the entire Incentive Compensation Plan and supersede any other oral or written agreements. The Plan will be administered and awards determined based on the Company’s Fiscal Quarter.

C. Plan Changes

The Board of Directors may, at any time and without prior notice to participants, terminate the Plan or amend it in such respects as the Board, in its discretion, deems to be in the best interest of the Company. In the event of Plan termination, the Board of Directors shall determine, at its sole discretion, whether no Awards, partial Awards or full Awards shall be made with respect to the Fiscal Quarter in which the termination occurs.

D. Plan Administration

The Management Development and Compensation Committee shall administer this Plan. Decisions by the Committee on all matters involving the interpretation and administration of this Plan shall be final and binding.

E. Eligibility and Participation

•	Only individuals who have been elected as an Officer of Kulicke and Soffa Industries Inc, are eligible to participate in the Plan.

•	Participants in this Plan will not be eligible to participate concurrently in any other Company bonus or incentive program, including Success Share and Sales Compensation Plans.

Inclusion in this Plan does not constitute a guarantee of employment or specific earnings. Nothing in this Plan shall act as an expressed or implied contract, a guarantee or commitment for an employee to be or to continue to be a participant in the Plan, to receive payments under the Plan, or to be retained in the employment of Kulicke and Soffa Industries, Inc. or any of it’s Subsidiaries.

F. Overall Plan Components

The Plan is based on Corporate results, Business Unit Performance Metrics, and Individual Performance Goals. Each of these measures constitute a percentage of the Incentive Target as set forth below:

1.	Corporate: The portion of each Officer’s incentive award under this Plan that is based on overall Company performance.

2.	Business Unit Performance Metrics: The objectives to be measured typically consist of one or more objectives to be achieved by the Business Unit with respect to budget projections or other metrics as established by the Business Unit at the beginning of each Fiscal Quarter and approved by the Management Development and Compensation Committee. A more detailed definition of financial criteria will be provided to each participant at the beginning of the Fiscal Quarter. The Management Development and Compensation Committee reserves the right to review and modify these goals.

3.	Individual Performance Goals: These are specific qualitative or quantitative goals established for an Officer. Objectives may be established that encompass the full Plan Year or longer, with milestones established for each Fiscal Quarter able to be measured and evaluated for Incentive Compensation Award purposes. The Management Development and Compensation Committee reserves the right to review and modify or approve these goals.

4.	Modification of Goals: Organizational changes or other business events during the Fiscal Quarter may require an adjustment of the Business Unit Performance Metrics and Individual Performance Goals.

5.	Funding and Plan Payout:

Funding:

An Incentive pool will be established based on K&S results relative to achieving an ROIC (Return on Invested Capital) target. The Management Development & Compensation Committee of the Board sets the target ROIC percentage. At the close of the quarter, performance relative to the target is measured and will be the basis for funding the Plan.

Plan Payout:

The steps to calculate the Incentive award for each employee includes the following:

•	Determine the actual calculated Incentive award for all K&S employees. This is the combination of each employee’s

➢	Corporate award target

➢	Completed Individual goals, to a maximum of 100% completion

➢	Business Unit results over the threshold of 50%, to a maximum of 110% of target.

•	Determine the amount of money in the Incentive Pool available for payout

•	The ratio of Funds in the Incentive Pool divided by Actual calculated IC awards yields the Payout Percentage under the Plan.

•	The Payout Percentage, from zero up to 200% will be applied to each employee’s Corporate and Business Unit incentive as calculated. Individual Performance Goals are not subject to payout percentages above 100%.

6.	Incentive Target: This is the amount to be paid when all Goals are met and the Plan payout rate is 100%. The Incentive Target shall be weighted with respect to Corporate, Individual Performance Goals and, for those aligned to or within a Business Unit, Business Unit Performance Metrics as set forth below:

Position	IC Split—2HFY05
	Business Unit %	Corporate %	Test %	Individual %
CEO		45	45	10
Officers Directly accountable for a Business Unit	60	30		10
All other Officers		45	45	10

The Management Development and Compensation Committee may, in its discretion, adjust the allocation of the Incentive Target by adjusting the percentages set forth above with respect to Corporate and Individual Performance Goals with respect to any participant, provided that the sum of such adjusted percentages equals 100%.

7.	Incentive Awards: Payment of all Incentive Awards will be made within 45 days after financial statements become available for the Company’s Fiscal Quarter.

8.	Plan Summary:

Each Officer's target IC award is split into 3 components
Corporate
Individual Performance Goals
Business Unit or Test Performance Metrics
Measured at close of quarter
Metrics set at Beginning of quarter
Results of 0 – 100%
Measured at quarter close. Minimum of 50% threshold, Maximum of 110%
Payout Rate of 0 - 200% applied to determine award
Payout Rate of 0 - 100% applied to individual results
Payout Rate of 0 - 200% applied to results
IC Award is the combination of these components.
Payout takes place within 45 days after financial statements become available for the Company's fiscal quarter.

G. Performance and Payment Levels

Target levels of performance for Corporate, Business Unit, Test, and Individual Performance Goals shall be as defined below.

•	Threshold performance for Corporate based Incentive awards is a positive net income.

•	Threshold for each Business Unit or Test Performance Goal is a minimum performance equal to 50% of the Business Unit Performance Metrics, and a maximum achievement of 110% of targets used in the calculation of awards.

•	Individual Performance Goals are the percent of assigned goals that have been completed.

The Management Development and Compensation Committee may, in its discretion, approve an increase in the amount of the Incentive Awards otherwise payable to some or all participants, if performance warrants.

H. Change in Employment Status and Award Eligibility

A Plan participant who is not an Eligible Employee throughout the Fiscal Quarter, including the last day of the Fiscal Quarter, is not entitled to an Award under the Plan, except as otherwise provided below:

1. Termination due to retirement, death, or permanent disability during the Fiscal Quarter, or of an absence of greater than six (6) work weeks during an approved leave:

•	A Plan participant is eligible to receive a prorated Incentive Award for the Individual Performance Goals component only. The participant is not eligible for payment with respect to Corporate or Business Unit Performance Metrics.

•	The proration is based on the Individual Performance Goals actually achieved by the participant during the relevant Fiscal Quarter.

2. Following an involuntary termination such as a reduction in force, a Plan participant may be eligible to receive a prorated Incentive Award for the Individual Performance Goals component. This award is based on the Individual Performance Goals actually achieved. The participant is not eligible for payment with respect to Corporate or Business Unit Performance Metrics.

3. A participant who:

•	is reassigned to a position ineligible to participate in the Plan and who continues to be employed by the Company,

•	is absent for fewer than six (6) work weeks on an approved leave during the Fiscal Quarter is be eligible to receive a prorated Incentive Award. An Award with respect to Individual Performance Goals shall be based on those Individual Performance Goals actually achieved by the participant during the relevant Fiscal Quarter. An Award with respect to Corporate and/or Business Unit Performance Metrics shall be prorated based on the period of time the participant was an Eligible Employee during the Fiscal Quarter.

4. An employee who becomes a Participant subsequent to the beginning of a Fiscal Quarter shall be eligible for an award without proration.

Plan participants whose employment with the Company is terminated for cause or due to a voluntary resignation prior to the end of the Fiscal Quarter will not be eligible for a full or prorated Incentive Award.

I. General Provisions

All Incentive Awards shall be subject to tax and withholding under applicable Country laws and regulations in effect at the time.

All Incentive Awards will be paid in local Country currency.

Awards paid under any other Profit Sharing Plan (such as one mandated by local laws or regulations or provided under the terms of a collective agreement) shall be offset from any payment calculated under this Plan. Such reduction in Incentive Compensation awards paid under this Plan will take place in the Fiscal Quarter during which the profit sharing award was paid, and in subsequent quarters until all profit sharing awards have been offset.

Participants may not sell, assign, transfer, pledge or encumber any expectation of or right to an Award under this Plan and any attempt to do so shall be void.

As a condition of receiving benefits under the Plan, all participants agree to respect the confidentiality of the Company’s financial information.

This Plan will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to principles of conflicts of law, as to all matters, including, but not limited to, matters of validity, construction and performance.

J. Dispute Resolution

The Management Development and Compensation Committee shall have complete discretion concerning the determination of Incentive Awards under the Plan and the decision of the Management Development and Compensation Committee shall be final and conclusive. Any disputes regarding incentive eligibility or an Award with respect to a Fiscal Quarter must be communicated in writing to the Vice President of Human Resources within thirty (30) days from the date an Incentive Award would otherwise have been paid with respect to such Fiscal Quarter.

K. Definitions

This list is intended to provide definitions for most business terms used in this Plan Document, but may not be all inclusive of terms used.

Asset Base – Total Company assets offset by excess cash and non-interest bearing current liabilities.

Award or Incentive Award – the incentive payment made to a participant under this Plan, which is based on the achievement of Performance Goals, the participant’s Incentive Target, and the Plan Payout Rate.

Base Salary – the annualized rate of base compensation paid to a participant at the completion of the Fiscal Quarter or, if an employee becomes a participant subsequent to the first day of the Fiscal Quarter, his or her annualized rate of base compensation at the time of eligibility. Income paid while on an approved leave will be included in the calculation of the quarterly incentive award, on the basis that other plan requirements are met.

Board of Directors – the Board of Directors of Kulicke and Soffa Industries Inc.

Business Unit Performance Metrics – those goals approved by the Management Development and Compensation Committee as appropriate measures of a Business Unit’s performance.

Management Development and Compensation Committee – the Board Committee that administers and interprets this Plan

Company – Kulicke and Soffa Industries, Inc., its subsidiaries, and any successor thereto.

Eligible Employee – an Officer of Kulicke and Soffa Industries, Inc

Fiscal Year – the business year, October 1 through September 30.

Goal, Target, or Metric – the desired level of performance to be achieved on a Corporate, Business Unit, or Individual level. Above Target denotes performance above the designated Target level.

Incentive Target – the percentage of a participant’s Base Salary established as the basis for his or her Incentive Award when 100% of all Goals are achieved. The actual Incentive Award, if any, may equal, exceed, or fall below the Incentive Target based on company performance.

Individual Performance Goals – goals that reflect results expected from the participant during the Fiscal Quarter.

Officer – An Individual designation by the Kulicke and Soffa Industries Inc. Board of Directors as an Officer of the Company

Participant – an Officer of Kulicke and Soffa Industries Inc. to whom participation has been extended under the Plan.

Plan – the Kulicke and Soffa Industries Inc. Officer Incentive Compensation Plan.

Plan Payout Rate – the percentage applied to the components of each employee’s incentive award to compute the amount payable under the Plan. Funds in the incentive pool divided by the actual calculated Incentive Awards determines each quarter’s payout percentage.

Plan Year – the Fiscal Year of the Company which begins on October 1 and ends on the following September 30.

Return on Invested Capital – The percentage ROIC achieved equals (Operating income minus depreciation and amortization) divided by (Total assets minus excess cash and Non Interest Bearing Current liabilities.)

Threshold – performance at the minimum level specified for achievement of Goals. Performance below this level will result in an Incentive Compensation Award of zero for that component of a participant’s Target Incentive.

Total Targeted Compensation – the total cash compensation opportunity for a participant. Total Targeted Compensation is comprised of Base Salary and the targeted incentive compensation percentage. The total of these components is intended to be competitive with the Total Targeted Compensation of similar positions based on salary survey data for that country and employment market.

Weighted Incentive Target – for a particular Performance Goal or financial metric, the product obtained by multiplying an individual’s Incentive Target by the Weight given to that Goal or financial metric.

[End of document]